Exhibit 6.3

                              EMPLOYMENT AGREEMENT

This Employment Agreement (Agreement) effective on the 1st day of August 1999, and entered into between 1-800-AutoTow, Inc., a Delaware corporation ("Company"), and Eugene A. Iarocci, ("Employee").

                                    RECITALS

A. Company is a corporation engaged in the business of providing towing and other services in the transportation industry. Employee is an individual possessing unique management and operating talents of value to the Company.

B. Company desires to employ Employee as Senior Vice President, COO of Company and in such other capacities as agreed on from time to time in writing by Employee and Company, and Employee desires to accept such employment, all on the terms and conditions set forth in this Agreement.

C. Company and Employee each desire to prevent other competitive businesses from securing Employee's services and utilizing Employee's experience, background, confidential information and inventions as hereinafter set forth.


                                    AGREEMENT

         In consideration of the foregoing recitals and the covenants and agreements of the parties contained herein, the parties do hereby agree as follows:

1. Employment: Company hereby hires Employee to perform the duties and render the services hereinafter set forth in Section 2, for a period of three (3) years, commencing August 1, 1999 (the "Employment Term"), subject to earlier termination as herein provided, and Employee hereby accepts said employment and agrees to perform said services during the term of this Agreement. This Agreement may be terminated by the Company prior to the expiration of its initial three-year term only as set forth below. Unless this Agreement is so terminated, or unless the Company elects not to renew this Agreement at the end of its initial three-year term, or any subsequent term, by giving notice to Employee of such non-renewal at least 90 days prior to the end of such term, this Agreement shall be automatically renewed on the same terms for successive one year periods.

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2. Duties: Employee agrees to render to the Company the services as Senior Vice
President, COO of the Company as outlined in Attachment A.

3. Compensation: As compensation for his services to be performed hereunder, Company shall provide Employee with the following compensation and benefits:

         (a) Base Salary: For all services rendered by Employee to Company hereunder, Employee's base salary shall be $ 125,000.00 per year, which shall commence the 1st day of August, 1999, subject to annual adjustment, payable in accordance with the Company's payroll practices as in effect from time to time, and subject to such withholding as is required by law.

         (b) Bonus: In addition to the base salary specified above, Employee may be paid a bonus which shall be in an amount, and payable in a manner, as defined in exhibit B attached.

         (c) Vacation: Employee shall be entitled to 2 weeks paid vacation during the first year of this Agreement and then shall be 3 weeks the next year and then 4 weeks thereafter. If the vacation is not used during the year earned, it will be lost and not carried forward into subsequent years.

         (d) Life Insurance: Company shall provide Employee, at the Company's cost, with a Term Life Insurance Policy on the life of Employee (assuming insurability), in an amount equal $325,000.00.

         (e) Business Expenses: The Company shall reimburse Employee for all reasonable business expenses incurred by Employee in the course of performing services for the Company subject to the Company written guidelines.

         (f) Stock Options: Employee shall be granted an option to purchase 2,160,939 shares of common stock (per the attached earnback spreadsheet, "Attachment C"), par value $.001 per share at an option price of $.20 per share, of Company subject to the terms and conditions of the stock option agreement attached hereto as "Attachment B." The terms and conditions of such stock option agreement are incorporated herein by reference.

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         (g)      Other Benefits: Company shall provide Employee with such other employment benefits, including without limitation, medical insurance and disability insurance, as is provided by Company to its other executive employees.

4. Termination: This Agreement and Employee's employment are subject to immediate termination at any time as follows:

         (a) Death: This Agreement shall terminate immediately upon Employee's death, in which event the Company's only obligation shall be payment of all compensation due Employee for services rendered by Employee prior to the date of his death to Employee's estate or beneficiary.

         (b) Disability: The Company may terminate Employee's employment in the event that Employee is disabled from performing all assigned duties under this Agreement due to illness or injury for a period in excess of three (3) consecutive months, in which event the Company's only obligation shall be to pay all compensation due Employee for services rendered by Employee prior to the date of his termination.

         (c) Termination of Employment With Cause: The Company may terminate Employee's employment immediately upon written notice to Employee in the event Employee (1) is convicted of a felony by a court of competent jurisdiction; (2) commits any gross misconduct, willful breach, or habitual neglect of his duties; (3) willfully violates any policy or procedure of the Company that causes a material adverse effect on the Company; or (4) uses illegal or controlled substances. In any event, the Company's sole obligation to Employee shall be payment of all compensation due Employee for services rendered by Employee prior to notice of termination under this subsection. The Company shall give thirty (30) days notice to cure any conduct set forth herein unless the Board of Directors, in its sole discretion, determines that a cure is not deemed possible or appropriate.

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         (d)      Termination Without Cause: The Company in its sole discretion may terminate Employee's employment without cause or prior warning immediately upon written notice to Employee in which event the Company's only obligation shall be to pay all compensation owing for services rendered by Employee prior to notice of termination, and to continue paying Employee's base salary, life and disability insurance, and the cost of continued health care coverage for Employee for a period of 12 months after the notice of termination. Any accrued bonus shall be calculated on a period-to-date basis and prorated to date of termination. All stock options which have not vested at the time of termination without cause shall be immediately vested.

         (e) Resignation: Upon resignation, Employee shall only be entitled to compensation earned as of the date of resignation. Any stock options that have not been vested as of the date of resignation shall be forfeited. Employee shall give 60 days notice of resignation in order for an appropriate transition. Employee agrees to cooperate with the Company upon reasonable request during the 60 day period and shall receive salary during this period of transition.

         (h) Change in control: "Should a change in control of the Company occur and your employment terminates either voluntarily or involuntarily, and this Employment Agreement terminates either voluntarily or involuntarily, Employee shall then be entitled to receive the then existing salary with all benefits in existence at the time of termination continuing for a period of 12 months and furthermore, all inchoate options will automatically vest. Employee shall have no duty to seek employment or otherwise mitigate the amount of compensation paid to him under the terms of this agreement nor shall any amounts received by him with respect to other employment reduce the amount of such compensation.

         (i) Company's Sole Obligation: In the event of any termination pursuant to this Section, the payment of the amounts set forth in subsections (a) through (f) above as applicable constitute the sole obligations of the Company and are in lieu of any damages or other compensation that Employee may claim in connection with employment with the Company.

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         (h)      Return of Company Property: Upon termination of employment for any reason, Employee shall immediately return to the Company without condition all files, records, keys, and other property of the Company.

5. Confidentiality: Employee acknowledges and agrees that Employee has been entrusted with trade secrets and proprietary information regarding the products, processes, methods of manufacture and delivery, know-how, designs, formula, work in progress, research and development, computer software and data bases, copyrights, trademarks, patents, marketing techniques, and future business plans, as well as customer lists and information concerning the identity, needs, and desires of actual and potential customers of the Company and its subsidiaries, joint ventures, partners, and other affiliated persons and entities ("Confidential Information"), all of which derive significant economic value from not being generally known to others outside the Company.

         (a) During the entire term of Employee's employment with the Company, and for two (2) years thereafter, Employee shall not disclose or exploit any Confidential Information except as necessary in the performance of Employee's duties under this Agreement or with the Company's express written consent.

         (b) During the entire term of Employee's employment by the Company and for one (1) year thereafter, Employee shall not induce or attempt to induce any employee of the Company to leave the Company's employ except for the sole benefit of the Company or with its express written consent.


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         (c)      Employee acknowledges and agrees that any violation of this
                  Section would cause immediate irreparable damage to the Company, and that it shall be extremely difficult or impossible to determine the amount of damage caused to the Company. Employee therefore consents to the issuance of a temporary restraining order, preliminary and permanent injunction, and other appropriate relief to restrain any actual or threatened violation of this Section, without limiting any other remedies the Company may have. Employee agrees to the sole and exclusive jurisdiction of the Circuit Court for Palm Beach County, Florida should any dispute arise out of the employment relationship as defined herein.

6. Developments: Any and all patents, copyrights, trademarks, inventions, discoveries, development, or trade secrets developed or perfected by Employee during or as the result of Employee's employment with the Company shall constitute the sole and exclusive property of the Company. Employee shall disclose all such matters to the Company, assign all right, title and interest Employee may have in copyright, trademark, or other legal protection.

7. Non-Competition:

         (a) Employee covenants and agrees that while in the employment of Company and for one (1) year after the termination or expiration of this Agreement, Employee shall not, for his own account or either as agent, consultant, servant or employee, or as a shareholder of any corporation or member of any firm, own, manage, operate, join, control, or participate in the ownership, management, operation or control of any individual, or that division or part of any entity or business that develops and markets towing for the transportation industry and services (such as automated dispatching) for the vehicle towing, transportation and recovery services within or without the United States which competes with the Company in a particular geographic area.

         (b) In the event of an actual or threatened breach by Employee of any of the provisions in Paragraph 7(a) hereof, Company shall be entitled to an injunction restraining Employee from the prohibited conduct without the necessity of establishing irreparable injury to Company unless required under Florida

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                  law. If a court of competent jurisdiction should hold that the duration and/or scope (geographic or otherwise) of the covenants contained in Paragraph 7(a) hereof are in violation of Florida law, then, to the extent permitted under Florida law, the Circuit Court for Palm Beach County shall enforce all such covenants (geographic and otherwise) to the fullest extent permitted under Florida law and the parties hereto agree to be bound by same. Nothing herein stated shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Employee. In any action or proceeding to enforce the provisions of this Paragraph 7, or seeking damages for breach or threatened breach of this Paragraph 7, the prevailing party shall be reimbursed by the other party for all costs incurred in such action or proceeding including, without limitation, all court costs and filing fees, and all reasonable attorneys' fees, incurred either at the trial level or at all appellate levels. Such reimbursement, if any, shall be paid within thirty (30) calendar days after the rendition of a final order in such action or proceeding.

         (c) The existence of any claim or cause of action by Employee against Company, shall not constitute a defense to the enforcement by Company of the foregoing restrictive covenant.

         (d) In the event Company obtains an injunction against Employee arising from Employee's violation of any of the covenants set forth in this Paragraph 7, then all of the terms of and covenants in this Paragraph 7 shall automatically be extended for a period of one (1) year, with such extension period commencing, without Order of Court or any writing or other action by the parties hereto, on the date that an injunction Order is entered against Employee in any such action or proceeding to enforce the provisions of this Paragraph 7.

8. Conflict of Interest: During the term of this Agreement, Employee shall devote Employee's full working time, ability, and attention to the business of the Company, and shall not accept other employment or engage in any other outside business activity which interferes with the performance of Employee's duties and responsibilities under this Agreement or which involves actual or potential competition with the business of the Company, except with the express written consent of the Company.

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9. Company's Right to Disclose: During Employee's employment hereunder and at all times subsequent thereto, Employee hereby grants to Company the right to notify all future employers of Employee of the non-competition restrictions on Employee contained in this Agreement, and Employee hereby holds harmless and indemnifies Company from any liability to Company which may arise from any such disclosure.

10. Assignment: This Agreement may not be assigned by Employee, but may be assigned by the Company to any successor in interest to its business. This Agreement shall bind and inure to the benefit of the Company's successors and assigns, as well as Employee's heirs, executors, administrators, and legal representatives.

11. Notices: All notices and other communications under this Agreement shall be in writing and shall be delivered personally or mailed by registered mail, return receipt requested and shall be deemed given when so delivered or mailed, to a party at such address as a party may, from time to time, designate in writing to the other party. The initial addresses for notices are as follows:

                  Employer:         1-800-AutoTow, Inc.
                                    1301 N. Congress Ave. Suite 330
                                    Boynton Beach, FL 33426

                  Employee:         Eugene A. Iarocci
                                    684 Cypress Green Circle
                                    Wellington, FL 33414

12. Severability: In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

13. Waiver: No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

14. Applicable Law: This Agreement shall be construed according to the laws of the State of Florida. In the event action be brought to enforce any provisions of this Agreement in the Circuit Court for Palm Beach County, the prevailing party shall be entitled to reasonable attorneys' fees as fixed by the court.

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15. Headings: The paragraph and subparagraph headings herein are for convenience only and shall not affect the construction hereof.

16.      Miscellaneous:

         (a) The Employee acknowledges and agrees that the Company's remedy at law for any breach of any of his obligations hereunder would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of this Agreement without the necessity of proof of actual damage and without any bond or other security being required. Such remedies shall not be exclusive and shall be in addition to any other remedy, which the Company may have.

         (b) This Agreement constitutes the entire Agreement between the parties regarding the above matters, and each party acknowledges that there are no other written or verbal Agreements or understandings relating to such subject matter between the Employee and the Company or between the Employee and any other individuals or entities other than those set forth herein. No amendment to this Agreement shall be effective unless it is in writing and signed by both the parties hereto. All prior written or oral agreements concerning the relationship between the Company and the Employee are merged in this agreement and are of no legal effect.
         (c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes hereof.


         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands on this 27th day of July, 1999.

         "Company"                                   "Employee"
         1-800-AutoTow, Inc.                         Eugene A. Iarocci

         /s/ Joel B. Nagelmann                       /s/ Eugene A. Iarocci
         ---------------------                       ------------------------
         Joel B. Nagelmann                           Eugene A. Iarocci
         President & CEO                             Employee/Senior V.P./COO


                                  Attachment C

                          Stock Option Vesting Schedule

Total Shares      Immediate Vest            Year 1 Vest       Year 2 Vest
------------      --------------            -----------       -----------
2,160,939            720,313                  720,313           720,313


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